STATE OF CONNECTICUT

                      DEPARTMENT OF PUBLIC UTILITY CONTROL

JOINT APPLICATION OF                :
CONSOLIDATED EDISON, INC.           :       DOCKET NO. 00-01-11
AND NORTHEAST UTILITIES             :
FOR APPROVAL OF A                   :       November 3, 2000
CHANGE OF CONTROL                   :



                          PETITION FOR RECONSIDERATION

I.       INTRODUCTION

         Pursuant to Conn. Gen. Stat.ss.ss.4-181a and 16-9, CEI 1 and NU hereby petition the Department to reconsider its final decision ("Decision") in the above-captioned proceeding on the grounds that an error of fact or law should be corrected, relevant new information is now available and other good cause for reconsideration exists.

         The Applicants recognize that the Decision improves upon the draft decision in several important areas. The Applicants appreciate those changes and acknowledge the difficult challenge confronting the Department to equitably balance the interests of customers, shareholders and other concerned parties. The Applicants are, therefore, prepared to accept the great majority of the conditions set forth in the Decision. However, as described below, the Decision imposes certain conditions that, left unchanged, jeopardize the Applicant's ability to

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         1 Capitalized  terms used in this petition that are not defined  herein have the same meanings as assigned in the Applicants' briefs filed in this proceeding.

deliver the significant benefits that would be created by the proposed merger. In some instances, those conditions appear to be based on an inaccurate understanding of an underlying fact. In other instances, new information available after the record closed may affect the Department's view.
Section II of this petition identifies the specific conditions for which the Applicants seek modification.

         The Applicants have committed to substantial customer benefits that exceed those volunteered by the merging companies in previous Connecticut dockets. The Applicants do not seek a windfall, but rather request a reasonable opportunity to share in the merger benefits so that the proper incentive will be created to proactively pursue and achieve cost savings for CL&P, Yankee Gas and their customers.

         As the Department is undoubtedly aware, substantial uncertainty remains as to whether the merger will proceed based on the conditions currently imposed by the Decision. The Applicants ask that the Department not lose sight of the benefits of the merger that include, but also transcend, mere cost reductions. Without question, CEI is financially stronger than NU, which should prove to be a critical advantage as the electric utility industry continues to evolve. CEI's higher earnings, stronger bond ratings, robust equity ratio and significantly higher capitalization will also help to support the infrastructure investments needed by the Connecticut utilities in order to meet the ever increasing demand for reliable service. In addition, the Connecticut utilities will share the expertise, experience and best practices of CECONY in both electric and gas operations. Thus, good cause exists for the Department to modify the Decision in the areas identified in this petition so that the merger can go forward. The Applicants are fully prepared and committed to support any additional proceedings that the Department determines to be necessary in reconsidering its Decision.

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


         The Decision requires the Applicants to acknowledge and agree to comply with the conditions within 30 days of the date of their final decision to consummate the merger.2 In light of this certification requirement, the
Applicants also ask that the Department either clarify or confirm the Applicants' understanding of the conditions set forth in Section III of this petition.

II.      CONDITIONS REQUIRING MODIFICATION

         A. The Decision Should Be Corrected So That Any Yankee Gas Rate Cut Will Reflect Only Yankee Gas' Share Of Synergies From The NU/Yankee Merger

         The Decision states that "immediate reductions to Yankee rates are required to reflect reductions in its [i.e., Yankee Gas'] operating costs due to the NU/Yankee merger in the amounts reported as estimated synergies in post-merger filings in that docket." Decision at 3 (emphasis added). The Decision later states that:

     A reduction in Yankee's rates is necessary to provide sufficient assurance of benefit. Accordingly, the Department will require that Yankee's rates be reduced to reflect reductions in its [i.e., Yankee Gas'] operating costs due to the NU/Yankee merger, as a condition of approving the proposed NU/CEI Merger. The amount of the rate reduction shall be the level of the annual synergy savings for 2001, which is approximately $13 million. Tr. 7/27/00, p. 4005; Docket No. 99-08-02, Order No. 11 Compliance, April 3, 2000 (Protected).

Decision at 73 (emphasis added).

         The Applicants respectfully submit that this element of the Decision should be modified. Most importantly, while the Decision's apparent intent is to credit Yankee Gas customers the amount of the savings that Yankee Gas will obtain as a result of the NU/Yankee merger, the

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         2 The  Applicants  interpret  the  condition to mean that they need not give the certification until 30 days after they have made their final decision to consummate the merger, which will of course only occur after all other state and federal regulatory approvals are received and the Applicants have had an opportunity to review any conditions imposed by the other approvals. If the Applicant's interpretation is not correct and Department's intent is to require the Applicants to accept the conditions irrespective of merger consummation, the Applicants request the Department to make it clear that the 30 days begins to run after it takes final action on this petition for reconsideration.

amount actually identified in the Decision as Yankee Gas' savings is incorrect. The $13 million identified in the Decision, comprises the total amount of projected savings from the NU/Yankee merger among all of NU's subsidiaries (i.e., CL&P, Yankee Gas, WMECO, PSNH, etc.), not Yankee Gas' alone.3 Yankee Gas' share of the savings, which must be determined in compliance with GAAP and SEC accounting rules, is now projected to be approximately $6 million in 2001.4 Accordingly, this condition is based on an error of fact and should be corrected.


         Furthermore, the requirement that all benefits allocable to Yankee Gas from the NU/Yankee merger be reflected as a reduction in rates runs counter to the Department's principle that there be an incentive on the part of utility companies to merge, as discussed in the next section of this petition.5 For these reasons, the Applicants request that the Department permit Yankee Gas to comply with this condition by filing a plan for a rate decrease based on an approximately equal sharing between customers and the company of Yankee Gas' projected share of the NU/Yankee merger synergies in 2001.6

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        3 NU's  compliance  filing in Docket No.  99-08-02 was made pursuant to the Department's order requiring that the company "file an update of the projected merger savings identifying the source of all regulated and unregulated savings [emphasis supplied]." Accordingly, the compliance filing included the total expected synergy savings to all of NU's subsidiaries.

         4 To the extent that the Department has any concerns as to the proper allocation of the savings among NU's subsidiaries, it will have the opportunity to review the allocation and sharing of the NU/YES merger synergies as part of the pre-merger filing contemplated in the Decision.

         5 In accordance with the conditions imposed by the Department, Yankee Gas will file a rate case in 2001 that, among other things, will include a proposal to share the future synergy savings from both the NU/Yankee Gas and the NU/CEI mergers that are attributable to Yankee Gas.

         6 In addition to operating cost savings, the CEI/NU merger will immediately bring gas cost savings to Yankee Gas customers. In fact, the record evidence clearly established that the largest potential benefit to Yankee Gas customers from the CEI/NU merger is an estimated three percent reduction in their commodity costs (net of market price changes for gas affecting all purchasers), 100 percent of which will be immediately passed on to customers through Yankee Gas' PGA. Tr. 3726-27; LF-62. Mr. Adger of the Department's Staff expressly agreed with that conclusion. Tr. 3380.

B. The Decision Should Be Modified To Provide Reasonable Incentives To Consummate The Merger

 1. The Department Should Modify the Financial Conditions to Create an Equitable Sharing of Merger Savings

         The financial conditions in the Decision related to CL&P do not yet reflect an appropriate balancing of the interests of customers and shareholders. The Department "does recognize that there should be some incentives for utility companies to pursue mergers that benefit ratepayers and the citizens of Connecticut." Decision at 68. The Decision also articulates the appropriate standard for evaluating the merger -- "ensure benefits to ratepayers while creating the right incentive to merge." Id. However, in establishing the specific financial conditions, the Decision has not satisfied the standard, and thus has failed to provide the necessary shareholder incentives to fulfill the Department's policy objective.

         The Applicants appreciate that the Department has responded to one of their major concerns by providing that the sharing mechanism for CL&P may go beyond 2003 if it proves effective. Unfortunately, not only are there no guidelines or parameters established for such future sharing, but the Decision states that, whatever the merits of continued sharing may be, there will be no sharing whatsoever once new rates are established, which could be as early as January 1, 2004. Decision at 72. Further, the Department reserves the discretionary right to terminate the synergy sharing in 2004 even if new rates are not established.

         The Applicants request that the Decision be modified to clarify that it is the Department's intent that under appropriate circumstances sharing will be permitted beyond 2003 and to set forth standards to be applied in determining the circumstances under which such sharing may occur. This request is important to the Applicants because the first three years are a time when the net merger savings are minimal, as is the case with many mergers. In the initial three years

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following  this  proposed  merger,   net  synergy  savings  allocable  to
Connecticut are expected to total about $20 million, a small fraction of the total 10-year savings of about $360 million.7 It is the prospect of a continued sharing of benefits that would create an appropriate incentive for the Applicants to move forward. For example, a sharing approach that allows Applicants up to one-half the synergy savings during the several years following 2003, based on savings that are demonstrated by Applicants to have been actually achieved, would provide the Applicants with valuable insight about the Department's intent to implement its expressed policy of providing merger incentives.

         The Decision establishes for CL&P an immediate three percent reduction in distribution rates, a reduction in stranded costs of $60 million and a 50/50 sharing of earnings in excess of an 11.3 percent return on equity ("ROE"). Decision at 78-79. The Applicants trust that the Department intended to implement its policy pronouncement of "creating the right incentive to merge" when it imposed these conditions and that the Department believed that, with these conditions, a reasonable opportunity remains for the Applicants to share in merger benefits. However, the actual effect of these conditions is to allocate virtually all of the merger savings to customers, thereby thwarting the Department's stated objective.8

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         7   Specifically,   the  synergy  study  shows  that  the  net  savings
attributable to CL&P total $21.5 million for the first three years after the merger is consummated. LF-9 at 3. Yet, the Decision has given customers a three percent rate reduction, or about $51 million over three years (21/2 times the cumulative three year synergy savings), plus a $60 million stranded cost write-off (3 times the cumulative three year synergy savings).

         8 The Decision also refers to a "new regulatory compact that in exchange for recovery of those uneconomic assets, the utility has a responsibility to mitigate those stranded costs." Decision at 77. CL&P has done exceptionally well in mitigating its stranded costs associated with its generation assets and power purchase agreements. The Decision appears to ignore those accomplishments and concludes that customers have the "right to realize value" from the $1 price enhancement paid to NU shareholders for meeting the Millstone divestiture condition contained in the merger agreement. In essence, the Decision provides that CEI's shareholders should pay twice for the divestiture condition -- $131 million to the NU shareholders and $60 million to CL&P's customers in the form of a write-off of stranded costs. Apparently, had CEI not agreed to pay the price enhancement, under the Decision's reasoning there would be no basis for such a write-off. The write-off is unwarranted because there is simply no relationship between the $131 million payment and the level of CL&P's stranded costs.

         It is important that the Department have an accurate understanding of the settlement reached by CEI in New York. The dissenting opinion seems to imply that this new development shows that Connecticut customers are being shortchanged by the merger. Dissent at 8. That could not be further from the truth. The New York settlement reflects the same merger synergy study submitted in this proceeding, as does the New Hampshire settlement. The New York agreement also proposes a more modest annual rate reduction of $18.5 million related to the merger, reflecting 50 percent of the 10-year stream of merger savings discounted to the year 2001. That same calculation for CL&P would provide an annual rate decrease of $9.8 million. Further, the New York agreement extends over four years and provides CEI with an opportunity to share savings for a ten-year period. Moreover, the agreement provides for no stranded cost write-offs related to the merger, nor has CECONY otherwise written off any stranded costs. For the 12 months ending March 31, 2001, there is no sharing of earnings with customers. In 2002, the 50/50 earnings sharing begins at an ROE level of 12.90 percent and continues at 11.75 percent thereafter.9 Finally, CECONY's share of synergy savings is excluded from the earnings sharing calculations, so that whatever the company's overall earnings, it is assured of retaining 50 percent of the stipulated merger savings, provided of course that it is able to achieve those savings. This provision provides a powerful incentive for CECONY to strive to realize at least that level of savings for both itself and its customers.

         Instead of proving that Connecticut is being shortchanged, the New York settlement demonstrates that the conditions set forth in the Decision go well beyond providing for an

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         9 The New York plan also  permits  increasing  the ROE sharing  trigger based on performance criteria on customer service and reliability to offset the initial write-off.

equitable sharing of the merger benefits. The Applicants suggest that a structure similar to the New York agreement (i.e., a rate reduction equal to the present value of the 10-year stream of projected merger savings, no stranded cost write-off, an appropriate earnings cap with 50/50 sharing and an opportunity to share savings beyond the initial rate period) would be a very suitable framework for providing an appropriate balancing of interests for customers in Connecticut.

         The Applicants respectfully ask that the Department carefully consider these facts in order that it may fulfill its policy objective of creating incentives for beneficial utility mergers. The Applicants request that the Department modify the components of the financial conditions to provide for a more equitable sharing of merger savings during the first three years. Further, the Applicants request that the Department provide a clearer pronouncement that shareholders may be permitted to continue to share in merger synergies after 2003, by articulating a framework and parameters for such future sharing.

    2. The Department Should Modify the Dividend Restrictions to Permit the Applicants Greater Financial Flexibility

         While the electric utility industry is undergoing fundamental change, utility investors in companies whose focus remains on regulated transmission and distribution operations continue to regard a consistent dividend policy as a major factor in their investment decisions. In an effort to balance this investor consideration with the need to ensure that CL&P and Yankee Gas continue to have the financial resources required to provide safe and reliable service, the Applicants committed that CL&P and Yankee would not dividend to their parent company more than 100 percent of income available for dividends calculated on a two-year rolling average basis beginning in year 2000. That commitment, which mirrors the commitment that the parties have agreed to in New York, reasonably balances CEI's need for flexibility in managing the combined company and maintaining the consistent dividend policy that is so important to its investors, with adequate protection of Connecticut's interests in maintaining the financial integrity of CEI's operating utility subsidiaries.10


         The Decision unnecessarily "strengthens" this commitment by restricting the payout to 100 percent of net income available for dividends to NU in any one year "in light of CEI's increased cash flow requirements to finance the IP2 nuclear outage." Decision at 40. The Applicants believe the Department's apprehension regarding a cash flow drain from Connecticut to CEI to cover costs at IP2, on which it apparently based its dividend condition, is misplaced. Whatever the costs of the IP2 outage are, those costs are expected to affect the year 2000 only. Therefore, looking ahead, the cloud that the Department sees hovering over IP2 may well be cleared before the proposed merger is consummated. Moreover, any concern related to IP2 will be totally eliminated within the next year by the anticipated divestiture of IP2 by CEI. Thus, at a minimum, the dividend limitation should expire upon the announced sale of IP2.

         Significantly, the Applicants also believe that the strict dividend condition is not in the interests of CL&P and Yankee Gas. Both of these utilities have a strong interest in CEI maintaining its financial strength and, in particular, its ability to attract investment at a reasonable cost. It would be impossible to totally insulate the subsidiaries from CEI, both from

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       10 It should be noted  that the  Applicants'  proposal  also  restricts dividends to the parent company to 100 percent of the subsidiaries' net income; the two-year averaging simply provides more flexibility to the combined company. The need for this flexibility is heightened by the fact that the Decision also rejects Applicants' request to exclude from the calculation of income certain one-time events, which would include the $60 million write-off of CL&P's stranded costs. This makes it more likely that the events of a single year could potentially jeopardize the ability of CEI to maintain a consistent dividend policy. This write-off of stranded costs will by itself restrict the income available for dividends and should be removed from the dividend calculation.

the very favorable association that comes from being part of a financially strong company like CEI, and from a negative association if CEI were to encounter financial challenges. A steady and predictable dividend stream is important to investors in the utility industry and to the ability to attract capital at reasonable rates. Accordingly, it is important for the operating companies that the parent remain financially strong and attractive to investors so that strength will flow over to the cost of capital for the operating utility affiliates.

         The dividend restrictions are also a significant and unprecedented departure from the Department's recent merger approval decisions, in which no such conditions were imposed. Further, New York, New Jersey, and Pennsylvania have accepted the two-year rolling average dividend limitation with respect to CECONY and O&R dividends to the parent CEI.11

         The Department's confidence that it will be able to protect the interests of Connecticut customers going forward should be bolstered by the fact that another condition provides that: "CL&P and Yankee will report annually to the DPUC that it has retained, or otherwise has access to, sufficient capital to maintain its plant, property and system in order to continue the provision of safe and reliable service." Decision at 41. That condition establishes the necessary Department oversight. If the required annual report is not satisfactory or if available capital is not sufficient to satisfy the Department, the Department retains the requisite powers under existing Connecticut law to address its concerns.

  3. The Department Should Modify the Equity Ratio Conditions to Reflect More Current Conditions

         The Decision requires that both CL&P and Yankee Gas maintain, at a minimum, their current common equity ratios on a ratemaking basis as indicated in Tables 11 and 12, which

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     11 There are also no dividend restrictions in the New Hampshire settlement.

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reflect the ratios as of December 31, 1999.  Decision at 31-37.  While the
Applicants have no objection to, and in fact support, conservative equity ratios for both CL&P and Yankee Gas in the 38-43 percent range, it would be difficult for the Applicants to commit to attain such a ratio for CL&P in the near term.

         Unfortunately, CL&P's actual equity ratio of approximately 34 percent as of June 30, 2000 is already lower than that required in the Decision. Further, the current equity ratio does not reflect the effects of the Decision's proposed $17 million annual rate reduction or the required $60 million write-off which would further reduce the ratio in the year of the merger. It is injudicious to require the maintenance of an outdated equity ratio level when these "known" events make it impossible to attain that level in the near term. For these reasons, the Applicants request that the condition be eliminated, or, in the alternative, that it be modified to reflect the most current ratemaking capital structure for CL&P, including the effect of the conditions imposed by the Department.

         C. The Department Should Modify The Employment Condition Regarding Salary Base Equivalence To Allow The Applicants The Flexibility To Achieve Synergy Savings

         The merger promises to benefit consumers through more efficient operations of the combined company. Unduly strict limitations on the management of those operations will impede the central merger goal of increasing efficiency and limit the ability of the Applicants to realize the projected synergies. For example, the Decision imposes an employment condition that requires the Applicants to "commit to maintaining a salary base between New York and Connecticut until December 31, 2003, that is approximately equivalent." Decision at 87. Even assuming that the term "approximately equal" is not intended to mean "approximately 50 percent" but rather "approximately proportionate," this condition would restrict management's discretion to locate job functions in the most cost effective and efficient manner, particularly in light of the difference in the job markets and compensation levels between New York and Connecticut.

         This condition also creates a significant administrative burden. The functions performed by the service company in support of the regulated operations will be located mainly in New York and Connecticut, but some functions will also be located in the other states. Service company personnel will, in all likelihood, be paid from a single payroll no matter where the employees are physically located. It would be extremely burdensome to track and account for the location of each individual service company employee so that the equivalence of the salary bases may be evaluated.

         Each of the involved states may understandably be concerned that employees within its borders are protected. However, if each of the six states in which the combined company will operate adopted the approach required in this condition, there would be no possibility of eliminating duplicative functions. The net result of such dueling state employment conditions would undercut the principal source of merger synergy savings.

         In recognizing the legitimate concern for equitable treatment, the Applicants are prepared to accept a condition that if job functions are transferred from Connecticut to New York, an equivalent number of positions would be transferred to or created in Connecticut. Id. at 81. This approach would allow CEI to manage the combined company without unnecessary and prohibitive restrictions, while protecting Connecticut from undue job losses. The Applicants also believe that this approach would be a more efficient and less burdensome way to implement the Decision's goal of ensuring "approximate equivalence" among the states.

III.     CONDITIONS REQUIRING CLARIFICATION

         A. The Employment Condition Regarding Service Company Functions Should Be Interpreted To Allow The Applicants To Achieve Synergy Savings

         The Decision sets a condition that "[a]ll service company functions relating to the New England operations shall be located in Central Connecticut." Decision at 86. The intent of this condition appears to be consistent with the Applicants' commitment that the service company headquarters for operations in the New England states be located in Connecticut.12 Id. at 81. However, a literal reading of the condition, which describes the functions to be performed, as opposed to the location of the "service company headquarters," creates a question as to whether any services for the New England states could ever be performed by personnel anywhere except Connecticut. Such a prohibition against the performance of any service company functions outside of Connecticut would obviously prevent the Applicants from realizing a substantial portion of the merger cost savings, thereby harming customers not only in Connecticut but also in the other states.

         In contrast, when CEI integrated the operations of CECONY and O&R after that merger, some functions were moved in their entirety to New York City, while others were moved to Rockland County. For example, the accounts payable functions for O&R are now performed in New York City, while the processing of customers payments for CECONY are performed in an O&R office in Rockland County. By relocating these functions, the combined company was able to achieve the economies necessary to provide long-term savings for customers, while at the same time limiting the need for workforce reductions.

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         12 Also, the Department's October 19, 2000 press release was consistent with the  Applicants'  commitment,  stating that the Decision would require "the
service  company   headquarters  for  New  England   operations"  to  remain  in
Connecticut.
                                       13

         The Decision clearly contemplates that the Applicants may achieve synergies by consolidating various service company functions. Decision at 81-82. The Decision also acknowledges that while "[e]mployees providing services to the NU operating companies would remain in Connecticut," these companies might also receive support services from personnel outside of Connecticut. Id. at 121-22. This practice would be consistent with the current manner in which service company functions are provided to the NU operating company subsidiaries in Connecticut, Massachusetts and New Hampshire. While the service company is now headquartered in Connecticut, not all service company functions are performed in Connecticut. The Applicants contemplate that a similar arrangement will continue following the merger, with the main service company headquarters located in New York and the service company headquarters for New England operations located in Connecticut.

         The Department should also be aware that this condition has already created controversy in other jurisdictions due to the favoritism it appears to grant Connecticut employees. For example, the attached letter from United States Senator Charles E. Schumer of New York to CEI's Chairman expresses his concern that the Connecticut employee protections undercut New York jobs. CECONY's union has also alerted the Department to the danger of overly protective employee conditions. In fact, because of the employment conditions favorable to Connecticut, the union has withdrawn its support of the merger, which had been based on the Applicants' proposed employment commitments coupled with the union's knowledge that there had been no layoffs in the integration of the CECONY and O&R workforces and that efforts were made to train and place in new positions any employees whose functions were relocated.

         For these reasons, the Applicants request that the Department confirm the Applicants' understanding that this condition does not prohibit the provision of services to the NU operating

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


companies,  including CL&P and Yankee Gas, from locations  outside Central
Connecticut,  provided the service company headquarters   for  the  New  England
operations   is  maintained  in  Central Connecticut.

         B. The Pension Conditions Should Be Interpreted To Be Consistent With Applicable Law And Practical Considerations

         The Decision imposes a condition that requires the Applicants to obtain the Department's approval prior to making any changes to NU's Defined Benefit plan, including funding changes that affect Connecticut customers. If this condition is intended to require the Department's approval when the combined company makes changes in pension funding policies, then the Applicants do not object. The Applicants assume, however, that the Department does not intend the condition to require its prior approval for all changes, major or minor, affecting Connecticut customers. Such an interpretation would require the combined company to obtain the Department's approval for any pension proposal, including proposals that might be at issue in union negotiations, which could seriously hamper such negotiations and would in fact be contrary to federal labor relations law. The Applicants request that the Department confirm that the Decision should be interpreted in a way that does not create these problems.

         Two other pension conditions for which the Applicants requested clarification in its Written Exceptions were unchanged in the Decision. The Applicants are hopeful that the Department deemed it unnecessary to clarify the conditions because it agreed with the Applicants' interpretation. The first such pension condition requires that the plan assets be separately maintained. To allow for significant administrative cost savings, the Applicants again request confirmation of its interpretation that this condition permits the commingling of the NU pension fund assets with CEI's pension fund assets, provided that there is separate accounting

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

and actuarial analysis for each such plan. A broader restriction would be costly to customers and is unnecessary to protect their interests because substantial federal safeguards for pension funds are already in place. The second pension condition requires that customers receive the full benefit of any overfunding. The Applicants request confirmation of its understanding that this condition requires that Connecticut customers receive any rate benefit that results from pension overfunding in the future, subject to ERISA requirements.

         C. The Decision Should Be Interpreted To Permit The Applicants To Charge The Costs To Achieve On A Below The Line Basis

         The Decision requires that executive separation costs will not be direct charged or allocated to CL&P or Yankee Gas customers now or in the future, except to the extent that they are included in rates. The Applicants accept the principle that these costs should not be charged to customers in any manner.13 However, to properly account for these costs, they must be booked by the subsidiaries making the payments. The Applicants intend to record the charges for executive separation below the line, so that customers will not be affected by these costs. The Applicants request confirmation that this approach is acceptable.

IV.      CONCLUSION

         For the foregoing reasons, the Applicants respectfully request the Department to grant this petition for reconsideration and to modify and clarify the Decision as set forth above.

         The Applicants appreciate this opportunity to express their views on this very important
---------

         13 Similarly, the Applicants have agreed that the acquisition premium should be accounted for below-the-line for all ratemaking purposes. The Applicants have been informed that the SEC will require New CEI to allocate the tax benefits of the interest deductions relating to the borrowing necessary for New CEI to acquire NU to the affiliates, including CL&P and Yankee Gas, even though the debt is non-recourse to the affiliates. Consistent with the Department's non-recognition of the acquisition premium for ratemaking purposes, the tax effect will receive below-the-line treatment at all of the regulated affiliates.

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


matter before the Department. The Applicants recognize that this has been a very difficult and somewhat contentious process that may have created a degree of tension, whether real or perceived, between the Applicants and the Department. That was clearly not the intent of the Applicants. NU, under its current management, has had a very constructive relationship with the Department. CEI is also proud of its constructive regulatory relationships in New York. The Applicants look forward to working with the Department to create an environment that will benefit all of the constituencies in the State of Connecticut.

                                              Respectfully Submitted,


CONSOLIDATED EDISON, INC.                     NORTHEAST UTILITIES



By:                                           By:
   -----------------------------                   -------------------------
   Edwin Scott                                     William J. Quinlan
   Vice President and Deputy General               Assistant General Counsel


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